Exhibit 2.1

ACQUISITION  AGREEMENT

BETWEEN

Axis Labs, Inc., The Axis Group, LLC,
F. Briton McConkie, Peter Kristensen, Kent Johnson, Glen Southard,

AND

Nexia Holdings, Inc.

ACQUISITION AGREEMENT
TABLE OF CONTENTS

Purchase and Sale	2

Purchase Price	2

Warranties and Representations of Axis Labs, Inc. and Shareholders	2

Warranties and Representations of Nexia Holdings, Inc.	4

Term	5

The Shares	5

Conditions Precedent to Closing	6

Termination	6

Exhibits	7

Miscellaneous Provisions	7

Closing	7

Governing Law	7

Counterparts	7

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT dated August 26, 2005, by, between and among Axis Labs, Inc., a Utah Corporation (“Axis”), The Axis Group, LLC, Kent Johnson, Glen Southard, F. Briton McConkie, and Peter Kristensen, (jointly hereinafter the “Shareholders”) and Nexia Holdings, Inc., a Nevada, (“Purchaser”).

WHEREAS, Purchaser desires to acquire through the delivery of One Hundred Sixty Five Thousand (165,000) shares of Class C preferred stock in Nexia; and

WHEREAS, Axis and Shareholders desire to sell and Purchaser desires to purchase a controlling number of shares of Axis common stock on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the parties hereby agree as follows:

I.
Purchase and Sale. Shareholders hereby agree to sell, transfer, assign, and convey to Purchaser, and Purchaser hereby agrees to purchase and acquire from Shareholders, Seven Million Nine Hundred Eight Four Thousand (7,984,000) shares of common stock in Axis.

These shares and interests shall hereinafter be referred to as “The Transfer Shares”.

II.
Purchase Price. The aggregate purchase price to be paid to the Shareholders for their shares of The Transfer Shares shall be One Hundred Sixty Five Thousand (165,000) shares of Class C Preferred Stock of Nexia Holdings, Inc. which shall be delivered to Shareholders on a pro-rata basis, based upon their respective share ownership of Axis, at the time of closing.

III.
Warranties and Representations of Axis and Shareholders. In order to induce Purchaser to enter into the Agreement and to complete the transaction contemplated hereby, Axis and Shareholders warrant and represent to Purchaser that:

A.
Organization and Standing. Axis Labs, Inc. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah, is qualified to do business as a foreign corporation in every other state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and have full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business No changes to Axis’ Certificate of Incorporation, amendments thereto and By laws of Axis will be made before the Closing. Axis is authorized to issue 80,000,000 shares of its common stock of which 7,984,000 shares are issued and outstanding.

B.
Taxes. Axis will bring current all federal, state, and local income or other tax returns and reports that it is required to file with all governmental agencies, wherever situate, and will pay or has paid or accrued for payment all taxes as shown on such returns, such that a failure to file, pay, or accrue will not have a material adverse effect on Purchaser.

C.
Pending Actions. There are no material legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or to the knowledge of Axis or the Shareholders threatened, against or affecting Axis, except as disclosed in writing to Purchaser. Axis is not in violation of any law, material ordinance, or regulation of any kind whatever, including, but not limited to laws, rules and regulations governing the sale of its products, the ‘33 Act, the Securities Exchange Act of 1934, as amended (the “34 Act”) the Rules and Regulations of the U.S. Securities and Exchange Commission (”SEC”), or the Securities Laws and Regulations of any state.

D.
Governmental Regulation. Axis holds the patents, licenses and registrations set forth on Exhibit “A” hereto from the jurisdictions set forth therein, which patents, licenses and registrations are all of the patents, licenses and registrations necessary to permit the Corporation to conduct its current and planned business. All of such patents, licenses and registrations are in full force and effect, and there are no proceedings, hearings, or other actions pending that may affect the validity or continuation of any of them. No approval of any other trade or professional association or agency of government other than as set forth on Exhibit “A” is required for any of the transactions effected by this Agreement, and the completion of the transactions contemplated by the Agreement will not, in and of themselves, affect or jeopardize the validity or continuation of any of them.

E.	Ownership of Shares. The Shareholders have good, marketable title, without any liens or encumbrances of any nature whatever, to The Transfer Shares to be transferred to Purchaser.

F.
Corporate Records. All of Axis’ books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records of Axis are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

G.
No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule or document attached hereto or presented to Purchaser in connection herewith, contains any materially misleading statement, or omits any fact or statement necessary to make the other statements or facts therein set forth not materially misleading.

H.
Validity of the Agreement. All corporate and other proceedings required to be taken by Axis and/or the Shareholders in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by an officer of Axis and constitutes the valid and binding obligation of Axis, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws relating to or affecting generally the enforcement of creditors’ rights. The execution and delivery of the Agreement, and the carrying out of its purposes, will not result in the breach of any of the terms or conditions of, or constitute a default under or violate Axis’ Certificate of Incorporation or document of undertaking, oral or written, to which Axis or the Shareholders are a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule, or regulation of any court, regulatory agency or other governmental body; and the business now conducted by Axis can continue to be so conducted after completion of the transaction contemplated hereby.

I.
Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein, and made a part hereof, are legal, valid, and enforceable by Purchaser, Axis and Shareholders according to their terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors rights and that at the time of such execution and delivery, Purchaser will have acquired title in and to The Transfer Shares free and clear of all claims, liens, and encumbrances.

J.	Access to Books and Records. Purchaser has been granted full and free access to the books of Axis during the course of this transaction prior to Closing.

K.
Axis’ Current Officers. James E. Harward currently serves as the President of Axis, Carl Doane serves as a Vice President and Secretary of Axis, Kent Johnson serves as the secretary of Axia, Glen Southard serves as a Vice President there are no other officers currently serving.

L.
Axis’ Financial Statements. Axis’ current Balance Sheet and Profit and Loss statement are attached hereto as Exhibit “B”, accurately describe Axis’ financial position as of the dates thereof, in accordance with applicable legal and accounting requirements. The debts and obligations of Axis are as set forth in Exhibit “B” attached hereto. All debts and obligations of Axis shall not exceed the sum of $50,000 at the time of execution hereof.

IV. Warranties and Representations of Purchaser. In order to induce Axis and Shareholders to enter into the Agreement and to complete the transaction contemplated hereby, Purchaser warrants and represents to Axis and Shareholders that:

A.
Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties, and business.

B.
No Pending Actions. There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting Purchaser, or against any of Purchaser’s officers or directors and arising out of their operation of Purchaser, except as set forth in its financial statements or SEC filings. Purchaser has been in compliance with, and has not received notice of violation of any law, ordinance, or regulation of any kind whatever, including, but not limited to, the ‘33 Act, the ‘34 Act, the Rules and Regulations of the SEC or the Securities Laws and Regulations of any state.

C.
Corporate Records. All of Purchaser’s books and records, including without limitation, its book of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete, and reflect accurately and fairly the conduct of its business in all respects since its date of incorporation.

D.
No Misleading Statements or Omissions. Neither the Agreement nor any financial statement, exhibit, schedule, or document attached hereto or presented to Axis or Shareholders in connection herewith contains any materially misleading statement, or omits any fact or statement necessary to make the other statements of facts therein set forth not materially misleading.

E.
Validity of the Agreement. All corporate action and proceedings required to be taken by Purchaser in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by Purchaser, and constitutes a valid and binding obligation of Purchaser. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, Purchaser’s Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which Purchaser is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court regulatory agency or other governmental body.

F.
Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by Axis and Shareholders according to their terms, and that at the time of such execution and delivery, Purchaser will have acquired good, marketable title in and to The Transfer Share acquired pursuant hereto, free and clear of all liens and encumbrances

V. Term. All representations, warranties, covenants and agreements made herein and in the exhibits attached hereto shall survive the execution and delivery of the Agreement and payment pursuant thereto.

VI. The Shares. All of the herein referenced common shares and preferred shares shall be validly issued, fully-paid and non-assessable shares of the respective corporate issuers, with full voting rights, dividend rights, and the right to receive the proceeds of liquidation, if any, as set forth in each corporation’s Articles of Incorporation and the designation of rights of the preferred shares. The parties hereto hereby contract and agree that the Shares, Series C Preferred Stock delivered to the Shareholders shall not be converted into shares of the common stock of Purchaser until either 24 months from the execution hereof or until after Axis has raised One Million Five Hundred Thousand dollars ($1,500,000) in capital funds for its operations, whichever happens first.

VII. Conditions Precedent to Closing.

A.	The obligations of Axis and Shareholders under the Agreement shall be and are subject to fulfillment, prior to or at the Closing of each of the following conditions:

1.
That Purchaser and it’s management’s representations and warranties contained herein shall be true and correct at the time of closing date as if such representations and warranties were made at such time;

2.
That Purchaser and its management shall have performed or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by them prior to or at the time of Closing;

B.	The obligations of Purchaser under the Agreement shall be and are subject to fulfillment, prior to, at the Closing or subsequent to the Closing of each of the following conditions:

1.	That Axis and Shareholder’s representations and warranties contained herein shall be true and correct at the time of Closing as if such representations and warranties were made at such time; and

2.
That Axis and Shareholders shall have performed or complied with all agreements, terms and conditions required by the Agreement to be performed or complied with by it prior to or at the time of Closing.

C.	Appointment of Escrow Holder: The parties hereby appoint . as the Escrow Holder for this Agreement:

1.
Upon or prior to the closing of this Agreement Axis and Shareholders shall deliver to the Escrow Holder, share certificates for the Transfer Shares along with the Medallion Signature Guarantees of the named holders of the certificates.

2.	Upon or prior to the closing of this Agreement, Purchaser shall deliver to the Escrow Holder share certificates representing the purchase price of the Transfer Shares.

3.
Upon receipt of the Transfer Shares and the three hundred thousand shares of Series C Preferred Shares of Nexia Holdings, Inc., the Escrow Holder shall release the funds and the Transfer Assets to the proper parties.

VIII. Termination. The Agreement may be terminated at any time before or; at Closing, by:

            A. The mutual agreement of the parties;

B. Any party if:

1.	Any provision of the Agreement applicable to a party shall be materially untrue or fail to be accomplished.

2.	Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of the Agreement.

Upon termination of the Agreement for any reason, in accordance with the terms and conditions set forth in this paragraph, each said party shall bear all costs and expenses as each party has incurred and no party shall be liable to the other.

IX	Exhibits. All Exhibits attached hereto are incorporated herein by this reference as if they were set forth in their entirety.

X
Miscellaneous Provisions. This Agreement is the entire agreement between the parties in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto. The failure to insist upon strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

XI
Closing. The closing of the transactions contemplated by the Agreement shall take place on or before 5:00 P.M. on September 30, 2005. The Closing shall occur at the offices of Nexia located at 59 West 100 South, Second Floor, Salt Lake City, Utah 84101 or such other date and place as the parties hereto shall agree upon. At the Closing, all of the documents, payments and items referred to herein shall be exchanged.

XII	Governing Law. The Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah.

XIII
Counterparts. The Agreement may be executed in duplicate facsimile counterparts, each of which shall be deemed an original and together shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date and year above first written.

Nexia Holdings, Inc.	Axis Labs, Inc.

/s/ Richard Surber	/s/ James E. Harward
Richard Surber President	James E. Harward President

Shareholders:

The Axis Group, LLC  by: /s/ Carl Doane, GVP

Kent Johnson,                  /s/ Kent Johnson

Glen Southard,                /s/ Glen Southard .

F. Briton McConkie,      /s/ F. Briton McConkie .

Peter Kristensen           /s/ Peter Kristensen .